August 1, 2005

Mail Stop 6010



Thomas A. Lacey
Chief Executive Officer
International Displayworks, Inc.
599 Menlo Drive, Suite 200
Rocklin, California 95765

	Re:	International Displayworks, Inc.
		Form 10-K for Fiscal Year Ended October 31, 2004
		File No. 0-27002

Dear Mr. Lacey:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.



								Sincerely,



      					Mary Beth Breslin
								Attorney-Advisor


cc(via facsimile):  David C. Adams, Esq.